Exhibit 99.1

Union First Market Bankshares Declares Quarterly Cash Dividend

Richmond, Va., November 3, 2010 – Union First Market Bankshares Corporation (NASDAQ: UBSH) has declared a quarterly dividend of $0.07 per share. This dividend represents a 16.67% increase from the $0.06 quarterly dividend paid on August 31, 2010 and the $0.06 quarterly dividend paid on November 30, 2009.

Third quarter net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income, was $7.5 million or $0.29 per fully diluted share, compared to $8.2 million or $0.32 per share, in the second quarter and $1.9 million or $0.13 per share, for the third quarter last year.

Based on the stock’s closing price of $13.17 on October 25, 2010, the dividend yield is 2.13%. The dividend is payable on November 30, 2010 to shareholders of record as of November 18, 2010.

About Union First Market Bankshares Corporation

Union First Market Bankshares Corporation is one of the largest community banking organizations based in Virginia and provides full service banking to the Northern, Central, Rappahannock, Tidewater, and Northern Neck regions of Virginia through its bank subsidiary, Union First Market Bank. Union First Market Bank operates 91 locations in the counties of Albemarle, Caroline, Chesterfield, Essex, Fairfax, Fauquier, Fluvanna, Hanover, Henrico, James City, King George, King William, Lancaster, Loudoun, Nelson, Northumberland, Richmond, Spotsylvania, Stafford, Warren, Washington, Westmoreland, York, and the independent cities of Charlottesville, Colonial Heights, Fredericksburg, Newport News, Richmond, Roanoke, and Williamsburg. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com.

###

Contact: D. Anthony Peay - (804) 632-2112 Executive Vice President/Chief Financial Officer